Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-225966) of Retail Value Inc. (the “Company”) of our reports dated March 5, 2019 relating to the financial statements, and financial statement schedules, of Retail Value Inc. Predecessor (“RVI Predecessor”) and the Company, as applicable, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
March 5, 2019